Exhibit 10.2

Executive Incentive Program 2013

The CVG 2013 Bonus Plan measures are exclusively financial in nature and assign a 20% weighting to Net Sales, 60% to Operating Profit Margin, and 20% to Return on Average Invested Capital. The following baseline formula applies to all executive incentive plan participants:

Whereas,

Base = 2013 Year End Base Salary

Bonus Factor 1 (BF1) = Target Incentive as a Percentage of Salary

Bonus Factor 2 (BF2) = 2013 Corporate Net Sales (20%)

Bonus Factor 3 (BF3) = 2013 Corporate Operating Profit Margin (60%)

Bonus Factor 4 (BF4) = 2013 Return on Average Invested Capital (20%)

Bonus =

(Base * BF1 * 20% * BF2) + (Base * BF1 *60% * BF3) + (Base x BF1 *20% * BF4)

2013 Bonus Plan Performance Payouts

Below Threshold	No Payout
Threshold Performance	25% Payout
Target Performance (Plan)	100% Payout
Superior/Maximum Performance	200% Payout

Payouts for results between the threshold and target levels of performance and between the target and maximum levels of performance will be determined using straight line interpolation.

The management incentive plan has a “gatekeeper” performance threshold tied to EBITDA, aligned with the 2013 Bonus Plan, such that if the company does not achieve the minimum threshold performance against the EBITDA target, nothing is earned, regardless of performance against other metrics. Once the gatekeeper performance metric has been met, each component is scored and paid independently of the other metrics.

Individual goals and objectives do not comprise a Bonus Factor measurement as they have in prior years, but such goals will be considered as part of the standard performance management process.

Participation

New hires will be eligible to participate in the first year of employment with the first year’s incentive pro-rated based on the number of complete calendar months worked in the plan year, unless otherwise indicated at hire.

Executive Incentive Program 2013

Plan Payout Approach

Awards under the 2013 Bonus Plan shall be paid as wages as a separate line item, or via separate check through the normal payroll process. All awards paid under the 2013 Bonus Plan shall be subject to applicable tax withholding requirements. Participants must be actively employed on the date of payout to be eligible for an award payment. Participants who are terminated for any reason prior to the payout date will forfeit their calculated award. The disposition of individual questions, disputes or exceptions will be determined by the Chief Financial Officer. Any inquiry or dispute regarding the Program, or payments under the 2013 Bonus Plan, must be directed in writing to the Vice President of Human Resources.

Administration

The 2013 Bonus Plan will be administered by the Compensation Committee of the Board of Directors, with support from the Vice President of Human Resources and the Chief Financial Officer of Commercial Vehicle Group, Inc. The Compensation Committee has the right to review, modify and approve the calculation of the performance goals in the 2013 Bonus Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments to eliminate the effects of restructuring and other (income) expense, including mark to market gains or losses, on early extinguishment of debt or other extraordinary events not foreseen at the time the 2013 Bonus Plan was established. In addition, the Compensation Committee has the discretion to increase or decrease the payouts based on significant differences in individual performance of each of the executive officers. The existence of a plan does not guarantee a payment under the Program and CVG reserves the right to amend or eliminate the Program at any time.

Participation in the Program is not a guarantee of the right to participate in the Program indefinitely. Participants must continue to satisfy the requirements of the Program in order to participate. Participants shall also be subject to all applicable conduct and performance standards including, without limitation, the Company’s Code of Ethics, at all times while performing transactions for which awards are payable hereunder. The Chief Executive Officer may cancel an award related to, or in recognition of, a particular transaction if the Company discovers that the Participant to whom the award is owed has violated any of the above conditions. If the Company discovers such a violation after it has paid an award, the Company reserves the right to pursue any means allowed by law to recover the amount of such an award.

Payments will be calculated under the Program utilizing the published metrics. Calculated payments will be presented to the Compensation Committee for review and approval prior to payment.

The Program, participation hereunder, and/or receipt of an award shall neither create nor constitute a contract of employment. Neither the Program nor participation hereunder shall guarantee future employment for any period of time. Participants remain employees at will, and either the Company or a Participant may terminate the Participant’s employment at any time for any reason.